Exhibit 11
            TELEPORT COMMUNICATIONS GROUP INC. AND SUBSIDIARIES
                       COMPUTATION OF LOSS PER SHARE


                                                        Three Months Ended
                                                             March 31,
                                                     1998              1997
                                                     ----              ----

 Net loss                                       $(62,194,000)      $(45,028,000)
                                                ============       ============

Primary loss per common share:

Weighted average number of shares
outstanding                                      174,881,624        161,665,547
                                                 ===========        ===========

Loss per share                                   $      (.36)       $      (.28)
                                                 ===========        ===========